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                                                                      EXHIBIT 14

                       CODE OF BUSINESS ETHICS AND CONDUCT

PURPOSE

ADVO is dedicated to supplying customers with high quality products and services, serving fairly the interests of stockholders and Associates, dealing fairly with suppliers and competitors, and fulfilling its social responsibilities. This Code of Business Ethics and Conduct is a guide to help Associates live up to ADVO's high ethical, fiscal, and general business standards.


RESPONSIBILITY AND ACCOUNTABILITY

This Code of Business Ethics and Conduct applies to all ADVO Officers, Directors, and Associates, part-time and full-time, as well as ADVO Contractors and temporary Associates ("Associate").

This code is neither a contract nor a comprehensive manual that covers every situation ADVO Associates might encounter. It is a guide that highlights key issues and identifies resources to help Associates reach business decisions that are in line with the company's values.

Each Associate is expected to read the entire Code of Business Ethics and Conduct and be familiar with the laws and guidelines that apply to his/her position. Each Associate must adhere to the spirit as well as the letter of these laws and guidelines. Keep in mind that failure to abide by this Code and the law may lead to disciplinary measures appropriate to the violation, up to and including termination.


ADVO'S VALUES

ADVO's values define who we are - as individuals and as a company. This Code of Business Ethics and Conduct is based on these values, and each of us is expected to demonstrate these key beliefs in our work.

INTEGRITY: Walk the talk; principled behavior; honesty and openness

LEADERSHIP: Doing the right things and holding ourselves accountable

CUSTOMER FOCUS: Meeting or exceeding commitments to internal and external customers all of the time

RESPECT: For individuals and our differences

TEAMWORK: Collaboration and cooperation in all that we do


FORMS

      -     2003 Code of Business Ethics and Conduct Confirmation (see
            Attachment 1)

      - 2003 Code of Business Ethics and Conduct Exception Approval Form (see Attachment 2)


POLICY

1.0   OUR RESPONSIBILITY TO: EACH OTHER

ADVO values its Associates and their contributions.

RESPECT

We respect the dignity of every ADVO Associate. We will treat each other with respect and fairness at all times, just as we wish to be treated. We will value the difference of diverse individuals from around the world. Employment decisions will be based on business reasons, such as qualifications, talents and achievements, and will comply with local and national employment laws.

UNWELCOME BEHAVIOR

Abusive, harassing or offensive conduct, including threats or acts of violence or physical intimidation, is unacceptable. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome
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sexual advances. We are encouraged to speak out when a coworker's conduct makes us uncomfortable, and to report harassment when it occurs.

SAFETY AND HEALTH

We are all responsible for maintaining a safe workplace by following safety and health rules and practices. We are responsible for immediately reporting accidents, injuries, and unsafe equipment, practices or conditions to a supervisor or other designated person. ADVO is committed to keeping its workplaces free from hazards.

In order to protect the safety of all employees, each of us must report to work free from the influence of any substance that could prevent us from conducting work activities safely and effectively.

RUMORS

Associates are prohibited from heeding, repeating, or acting on rumors about another Associate or the company.

ASSOCIATE PERSONNEL RECORDS

An Associate's personnel records will contain only information needed for business or legal purposes, and will not be divulged to outsiders without the Associate's approval except to verify employment or to comply with legal requirements.

Only authorized persons may have access to an Associate's personnel record and then, only after receiving permission from the Human Resources Department. Associates may inspect their records and ensure that the information is accurate (see "Associate Record Access" policy.)

EQUAL EMPLOYMENT OPPORTUNITY AND BENEFITS

The company is committed to providing equal benefits to all in hiring, training, compensation, promotions, transfers, layoffs, and recalls.

These benefits extend to all persons regardless of race, sex, age, religion, color, national origin, marital status, sexual orientation, physical and mental disability, or veteran status.

CONFIDENTIALITY

Associates will respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work is not to be used for personal advantage. Divulging information that may not be in the best interest of the company or Associates will not be tolerated.

Associates will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.


2.0    OUR RESPONSIBILITY TO: CUSTOMERS AND CONSUMERS

ADVO exists to satisfy its customers.

PRODUCT QUALITY AND SAFETY

To maintain ADVO's valuable reputation, compliance with our quality processes and safety requirements is essential. We damage our good name when we deliver products or services that fail to live up to ADVO standards.

SALES AND MARKETING

We will build long term relationships with our customers by demonstrating honesty and integrity. All of our marketing and advertising will be accurate and truthful. Deliberately misleading messages, omissions of important facts, or false claims about our competitors' offerings are never acceptable. We will only obtain business legally and ethically. Bribes or kickbacks are not acceptable. Guidance concerning customer gifts, travel and entertainment is in the Conflict of Interests section of this Code.

Sales and Client Services Associates should NOT:

-     Offer off-rate pricing without proper documented approval.

-     Manually type invoices for clients.

- Produce any invoice or other document that misrepresents ADVO's cost to our direct or indirect clients.

- Release a job that has been deferred by Client Financial Services without documented CFS approval.


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-     Pick up or physically take possession of a client's check (unless so authorized by CFS).

- Have a financial interest (associate or family member) in a client he/she is directly or indirectly responsible for.

-     Be involved in any print quotes/negotiations with our print vendors.

Sales and Client Services Associates SHOULD:

-     Keep documentation of pricing approvals, signed and dated.

- Ensure that client contracts are properly approved and signed by the client and Sales Management and are retained.

- Refer clients to our lock box for check payment or encourage credit card transactions.

CUSTOMER INFORMATION

We must protect customer information that is sensitive, private or confidential just as carefully as our own. Only those who have a need to know should have access to confidential information.

DISCLOSURE OF CLIENT INFORMATION

Client information is defined as any materials provided by the client to ADVO or that ADVO may develop for the exclusive use of the client. These materials include but are not limited to: sample pieces; volume by in-home date, month, and year; frequency by market, region, and company; response rates; product pricing; revenue; products; anticipated mail dates; profiles; or strategy.

Client material (i.e., client pieces processed through ADVO) may not be distributed to ADVO Associates (except as necessary to service the client) or non-ADVO Associates prior to the client's material in-home date.

On the first day of the client's material in-home date, client material may be distributed to ADVO and non-ADVO Associates for use as sample pieces to promote selling efforts, except where explicitly prohibited. A client's sample piece cannot be distributed to the client's competitor(s) until the first day of the client's material in-home date, except where explicitly allowed to the contrary.

ADVO and its Associates, agents, and representatives will not duplicate or use any client's information except as specifically authorized by the client. ADVO will not permit any other person to duplicate or use any client's information except as necessary to service the client or as otherwise expressly authorized by the client.

ADVO will take all reasonable action to ensure the security of client information and will establish and maintain procedures and facilities reasonably designed to protect the privacy and confidentiality of client information.


3.0   OUR RESPONSIBILITY TO: BUSINESS PARTNERS

Building quality relationships with other companies gives ADVO a competitive advantage.

DOING BUSINESS WITH OTHERS

We will not do business with others who are likely to harm ADVO's reputation. For example, we will avoid doing business with others who intentionally and continually violate the law. These laws include, for example, local environmental, employment, safety and anti-corruption statutes. All arrangements with third parties must comply with ADVO policy and the law. We will not use a third party to perform any act prohibited by law or by this Code of Business Ethics and Conduct.

-     AGENTS AND CONSULTANTS

      Commission rates or fees paid to dealers, distributors, agents, finders or consultants must be reasonable in relation to the value of the product or work that is actually being done. We will not pay commissions or fees that we have reason to believe will become bribes.

-     SUBCONTRACTORS

      Subcontractors play a vital role in the fulfillment of many of our contracts. In some cases, the subcontractor is highly visible to our customers. It is therefore very important to ensure that our subcontractors preserve and strengthen ADVO's reputation by acting consistently with our Code of Business Ethics and Conduct.

-     JOINT VENTURES AND ALLIANCES

      ADVO will strive to ally with companies that share our commitment to ethics. We will also work to make the standards of our joint ventures compatible with our own.


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PURCHASING PRACTICES

Purchasing decisions must be made based solely on ADVO's best interests. Suppliers win ADVO business based on product or service suitability, price, delivery and quality. Purchasing agreements should be documented and clearly identify the services or products to be provided, the basis for earning payment, and the applicable rate or fee. The amount of payment must be commensurate with the services or products provided.

Under no circumstances will the company expect or authorize any Associate to offer payments of any kind to induce a purchaser to buy its products, or to pay more for them than the established price.

Associates will not mislead, intentionally misinform, lie to or withhold relevant information from any client, vendor or the Company itself in the course of doing their job.

If the customer is also a supplier, purchase of the company's products will not be a condition of ADVO's patronage.


4.0  OUR RESPONSIBILITY TO: SHAREHOLDERS

We will treat the investment of our shareholders as if it were our own.

PROTECTING ADVO'S ASSETS

We have a responsibility to protect ADVO's assets from loss, damage, misuse or theft. ADVO assets, such as funds, products, or computers, may only be used for business purposes and other purposes approved by management. ADVO assets may never be used for illegal purposes.

PROPRIETARY INFORMATION

We will safeguard all proprietary information by marking information accordingly, keeping it secure, and limiting access to those who have a need to know in order to do their jobs. Proprietary information includes any information that is not generally known to the public and is helpful to ADVO, or would be helpful to competitors. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve proprietary information continues even after employment ends.

INSIDE INFORMATION AND SECURITIES TRADING

ADVO Associates are not allowed to trade in securities or any other kind of property based on knowledge that comes from their jobs, if that information hasn't been reported publicly. It is against the laws of many countries, including the U.S., to trade or to "tip" others who might make an investment decision based on inside job information. For example, using non-public information to buy or sell ADVO stock, options in ADVO stock or the stock of an ADVO supplier or customer is prohibited.

Whether or not an Associate may use inside information often requires legal clarification; therefore, an Associate should consult with the Legal Department.

ACCURACY OF COMPANY RECORDS

We require honest, accurate and complete recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as all financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to ADVO's system of internal controls. No false or artificial entries may be made. When a payment is made, it can only be used for the purpose spelled out on the supporting document.

No undisclosed or unrecorded fund or asset of the company or any affiliate should be established for any purpose.

Any Associate with information about inaccurate company records, unrecorded funds or assets, or any misappropriation of the company assets must promptly notify the Vice President & Controller.

RECORDING AND RETAINING BUSINESS COMMUNICATIONS

All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. We will avoid exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and "informal" notes or memos. Records should always be retained and destroyed according to ADVO's record retention policies.


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5.0   OUR RESPONSIBILITY TO: COMPETITORS

We compete aggressively and with integrity at the same time.

COMPETITIVE INFORMATION

We must never use illegal or unethical methods to gather competitive information. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if we have questions about the legality of information gathering, we should consult the Legal Department.

FAIR COMPETITION AND ANTITRUST

ADVO believes that the success of the private enterprise system depends upon fair competition, which, by encouraging productivity and efficiency, tends to improve products and lower prices. The company supports the antitrust and unfair competition laws that are designed to foster competition and thus benefit both business and consumers.

Associates should become familiar with the basic provisions of these laws that are applicable to their jobs. Information regarding these laws may be obtained by contacting the Legal Department.


6.0   OUR RESPONSIBILITY TO: COMMUNITIES

ADVO is a responsible citizen in all the communities where we do business.

COMMUNITY SERVICE

We serve society by providing consumers with products to help them save time and money, and by actively supporting the communities in which we operate. ADVO Associates across the country provide generous financial and voluntary support to worthwhile community programs.

PERSONAL COMMUNITY ACTIVITIES

ADVO Associates are free to support community, charity and political organizations and causes of their choice, as long as they make it clear that their views and actions are not those of ADVO. We must ensure that our outside activities do not interfere with our job performance.

No Associate may pressure another Associate to express a view that is contrary to a personal belief, or to contribute to or support political, religious or charitable causes.

ENVIRONMENT

We will respect the environment by operating our facilities in accordance with clean air, clean water, and resource conservation standards, laws, and regulations. Any Associate with knowledge of possible violations should notify his/her supervisor.

COMMUNICATING TO EXTERNAL AUDIENCES

To ensure professional and consistent handling, requests from the media should be forwarded to Corporate Communications. Unfortunately, many well-intentioned interviewees have had their version of stories misinterpreted by reporters. Let the experts handle such situations.

ADVO Associates are expected to cooperate with reasonable requests for information from government agencies and regulators, and to consult with the Legal Department before responding to any non-routine requests. All information provided must be truthful and accurate. We will not alter or destroy documents or records in response to an investigation or other lawful request.

Requests from financial analysts and shareholders should be forwarded to Investor Relations.


7.0   OUR RESPONSIBILITY TO: GOVERNMENTS

As a responsible citizen, it is our obligation to obey the law.



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COMPLIANCE WITH THE LAW

ADVO Associates are required to comply with all applicable laws and regulations wherever we do business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. When we have any questions or concerns about the legality of an action, we are responsible for checking with management, the Legal Department or the ActionLine (800-370-8541).

ADVO POLITICAL ACTIVITIES

The company believes in and supports the democratic political process and provides government agencies with business information and, within legal and ethical bounds, voices its opinions on issues affecting the Company, its stockholders, Associates, the communities in which it operates, and the business community.

The company's Political Action Committee (PAC) may make contributions consistent with all applicable laws and regulations.

No ADVO Associate may, except with approval from the Government Relations Office, make any political contribution for ADVO or use ADVO's name, funds, property, equipment or services for the support of political parties, initiatives, committees or candidates. This includes any contribution of value. Additionally, lobbying activities or government contacts on behalf of ADVO, other than sales activities, should be coordinated with the Government Relations Department.

ANTI-CORRUPTION LAWS

ADVO will comply with anti-corruption laws. Associates will not directly or indirectly offer or make a corrupt payment to government officials, including employees of state-owned enterprises.


8.0   CONFLICT OF INTERESTS

We will make business decisions based on the best interests of ADVO.

GENERAL GUIDANCE

Business decisions and actions must be based on the best interests of ADVO, and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment on behalf of ADVO. General guidelines to help Associates better understand several of the most common examples of situations that may cause a conflict of interest are listed below. However, Associates are required to disclose to local management any situation that may be, or appear to be, a conflict of interest. WHEN IN DOUBT, IT IS BEST TO DISCLOSE.

OUTSIDE EMPLOYMENT

Generally, ADVO Associates should have no outside employment. An Associate with outside employment should disclose this information to his or her supervisor. Associates may not work for or receive payments for services from any competitor, customer, distributor or supplier of ADVO without approval of local management. Any outside activity must be strictly separated from ADVO employment and should not harm job performance at ADVO. Additionally, Associates should not use the company's facilities or resources (e.g. personnel) for non-ADVO work.

BOARD MEMBERSHIPS

Serving on the Board of Directors or a similar body for an outside company or government agency requires the advance approval of local management. Helping the community by serving on boards of non-profit or community organizations is encouraged, and does not require prior approval.

FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

We may not use personal influence to get ADVO to do business with a company in which our family members or friends have an interest or are employed.

INVESTMENTS

Associates may not allow their investments to influence, or appear to influence their independent judgment on behalf of ADVO. This could happen in many ways, but it is most likely to create the appearance of a conflict of interest if an Associate has an investment in a competitor, supplier, customer, or distributor and his decisions may have a business impact on this outside party. Associates who had acquired investments in such companies as described above prior to joining the company must disclose the investment to their managers and the next higher level of management if the value of such investment exceeds five percent (5%) of that Associate's net worth. If there is any doubt about how an investment might be perceived, it should be disclosed to management.



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ADVO will not purchase or lease property in which an Associate or his/her family member has a financial interest.

GIFTS

GIFTS TO ADVO ASSOCIATES - ADVO Associates and their family members do not accept kickbacks, services, favors, lavish gifts (more than $50 in value) or gratuities from our suppliers, customers or competitors. Associates may accept items of nominal value, such as small promotional items bearing another company's name. We will not accept anything that might make it appear that our judgment would be compromised. In rare situations, it would be impractical or harmful to refuse or return a gift. When this happens, discuss the situation with local management.

GIFTS GIVEN BY ADVO - Some business situations call for giving gifts. ADVO's gifts must be legal, reasonable, and approved by local management. ADVO Associates never pay bribes.

If an Associate has any questions regarding gifts to or from suppliers, customers, or competitors, he/she should contact the Vice President, Human Resources.

ENTERTAINMENT

We consider "entertainment" to include a representative of both parties at the event.

ENTERTAINMENT OF ADVO ASSOCIATES - We may accept entertainment that is reasonable in the context of the business and that advances the company's interests. For example, accompanying a business associate to a local cultural or sporting event, or to a business meal, would in most cases be acceptable. Entertainment that is lavish or frequent may appear to influence one's independent judgment on behalf of ADVO. If an invitation seems inappropriate, we must turn down the offer or pay the true value of the entertainment ourselves. Accepting entertainment that may appear inappropriate should be discussed with local management, in advance if possible.

ENTERTAINMENT BY ADVO - Associates may provide entertainment that is reasonable in a business context. An Associate who is concerned about the appropriateness of providing entertainment should discuss it with management in advance. Entertainment of government officials may be prohibited by law. Get approval from local management in each instance.

TRAVEL

ACCEPTANCE OF TRAVEL EXPENSES - Associates may accept transportation and lodging provided by an ADVO supplier or other third party, if the trip is for business and is approved in advance by the Associate's supervisor. All travel accepted must be accurately recorded in our travel expense records.

PROVIDING TRAVEL - Unless prohibited by law or the policy of the recipient's organization, ADVO may pay the transportation and lodging expenses incurred by customers, agents or suppliers in connection with a visit to an ADVO facility. The visit must be for a business purpose, e.g., examination of equipment, contract negotiations, or training.

All travel by government officials that is sponsored or paid for by ADVO must be approved in advance by the Government Relations Department.

All Associates will act with honesty and integrity, avoiding actual or apparent conflicts of interest in company/business transactions. For any exceptions to this policy, an Associate must complete the Code of Business Ethics and Conduct Exception Approval Form.


9.0   REPORTING VIOLATIONS

It is every Associate's responsibility to report any suspected, observed, or known violations of ADVO's Code of Business Ethics and Conduct, or business conduct inconsistent with this policy or any other policies/principles to his/her department manager, the local Human Resources Department, or the Vice President & Controller.

Action Line: If an Associate is uncomfortable with reporting violations to any of the above noted functions, the Associate is encouraged to use ADVO's Action Line (1-800-370-8541). The ADVO ActionLine is an anonymous, confidential resource for Associates to provide valuable input regarding possible criminal activity, unethical business behavior, or violations of ADVO's Code of Business Ethics and Conduct.



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See the Prevention and Detection of Fraud policy, for additional guidelines relating to the detection and prevention of irregular acts against ADVO.


10.0   NON-RETALIATION/NON-RETRIBUTION

Neither ADVO, its agents, or Associates are permitted to engage in retaliation, retribution, or any form of harassment directed against an Associate who has, in good faith, reported a concern of unethical or improper activity. Any Associate of the company found to be engaging in retribution will be subject to disciplinary action up to and including termination of employment.


11.0   CODE OF BUSINESS ETHICS AND CONDUCT CONFIRMATION

All ADVO Associates (full-time, part-time, contract, and temporary) will be required to certify their compliance with the Code of Business Ethics and Conduct by signing the "Code of Business Ethics and Conduct Confirmation" on a yearly basis. The local Human Resources Department will ensure the signed confirmations are filed in the Associates' personnel files.

All ADVO new hires will receive the Code of Business Ethics and Conduct and confirmation from the local Human Resources Department as part of their offer letter package. The local Human Resources Manager will ensure that the new hire understands the Code of Business Ethics and Conduct and signs the confirmation. The Human Resources Manager will file the confirmation in the new hire's personnel file.


12. 0   EXCEPTION REPORTING

Any Associate who feels they need to note an exception to any provision of the Code of Business Ethics and Conduct should complete a Code of Business Ethics and Conduct Exception Approval Form.


13.0   HOW TO GET HELP

If you have questions or concerns about the ADVO Code of Business Ethics and Conduct, the first place to turn is your supervisor or manager. If you're uncomfortable discussing the issue with your supervisor, please talk to another member of management, Human Resources, the Legal Department or the ADVO Action Line. Our Open Door Policy allows you the freedom to approach any level of management with your concerns.

The Code of Business Ethics and Conduct policy is updated annually.




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ATTACHMENT 1

                                      2003
                CODE OF BUSINESS ETHICS AND CONDUCT CONFIRMATION
                             (PLEASE PRINT CLEARLY)



    This signed confirmation will acknowledge that I have been advised and understand the principles of ADVO's Code of Ethics and Business Conduct policy and that I am in full compliance of all applicable provisions and guidelines. Further, I understand it is my responsibility to adhere to the standards within this policy at all times as an ADVO associate and to report any known or suspected violations to this policy.



    NAME:     _____________________________________________________________

    JOB       _____________________________________________________________
    TITLE:

    LOCATION: _____________________________________________________________

    REGION:   _____________________________________________________________

    SALES     [ ]  Yes        [ ]  No
    OFFICE:   LOCATION:  ____________________________________________________

    EXCEPTION REPORTING
    If you feel you would like to note an exception to any provision or revision of the Code of Ethics and Business Conduct policy, please do so by completing the Code of Ethics and Business Conduct Exception Approval Form

    ASSOCIATE'S ____________________________  DATE:          ________________
    SIGNATURE:

    Rev. 3/02


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ATTACHMENT 2
                                      2003
           CODE OF BUSINESS ETHICS AND CONDUCT EXCEPTION APPROVAL FORM
                             (PLEASE PRINT CLEARLY)



   This signed confirmation will acknowledge that I have completed the 2003 Code of Ethics and Business Conduct process Exception Approval Form by ensuring that all necessary signatures have been attained. If there should be other exceptions that arise at a later time a new Code of Ethics and Business Conduct Exception Form will need to be completed and approved.



   NAME:        _____________________________________________________________
   JOB TITLE:   _____________________________________________________________
   EXCEPTION(S):_____________________________________________________________

                _____________________________________________________________

                _____________________________________________________________

   LOCATION:    _____________________________________________________________

   REGION:      _____________________________________________________________

   SALES        [ ]  Yes       [ ]  No
   OFFICE:      LOCATION:  ____________________________________________________



  ASSOCIATE'S   ____________________________    DATE:         _______________

   SIGNATURE:
   SUPERVISOR'S ____________________________    DATE:         _______________
   SIGNATURE:

   HR           ____________________________    DATE:         _______________
   DIRECTOR'S
   SIGNATURE:

   VP           ____________________________    DATE:         _______________
   SALES/NVP
   OF  SALES
   SIGNATURE:

   VP &         ____________________________    DATE:         _______________
   CONTROLLER
   SIGNATURE:

   *SVP OF      ____________________________    DATE:         _______________
   SALES
   SIGNATURE:


   * IF NOT RELATED TO SALES THEN YOUR OPERATING COMMITTEE MEMBER'S APPROVAL IS REQUIRED


   Rev. 3/02


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